As filed with the Securities and Exchange Commission on September 25, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Health Net, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-4288333
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

21650 Oxnard Street

Woodland Hills, California 91367

(Address of Principal Executive Offices including Zip Code)

HEALTH NET, INC.

2006 LONG-TERM INCENTIVE PLAN, AS AMENDED

(Full Title of the Plan)

Linda V. Tiano

Senior Vice President, General Counsel and Secretary

Health Net, Inc.

21650 Oxnard Street

Woodland Hills, California 91367

(818) 676-6000

Copies to:

James P. Beaubien

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles CA 90071

(213) 485-1234

(Name and Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated file” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Required	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	7,000,000	$16.84	$117,880,000	$6,577.70
Rights to Purchase Series A Junior Participating Preferred Stock	—(3)	—(3)	— (3)	— (3)

(1)	The Health Net, Inc. 2006 Long-Term Incentive Plan, as amended, authorizes the issuance of shares of common stock, par value $0.001 per share (the “Common Stock”), of Health Net, Inc. (the “Company”), of which 7,000,000 shares are being registered hereunder, and 6,750,000 shares have been registered previously. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement will also cover any additional shares of Common Stock that become issuable under the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or similar transaction.

(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(h) and (c) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of Common Stock are calculated on the basis of the average of the high and low sale price per share of Common Stock, as reported on the New York Stock Exchange on September 21, 2009.

(3)	Rights to purchase Series A Junior Participating Preferred Stock of the Company are attached to and trade with the shares of Common Stock being registered hereby. Value attributable to such rights, if any, is reflected in the market price of the Common Stock, and, accordingly, the registration fee for such securities is included in the registration fee for the Common Stock.

INTRODUCTION

Health Net, Inc. (referred to herein as the “Company,” “our,” “we” or “us”) is filing this registration statement (this “Registration Statement”) on Form S-8 relating to 7,000,000 shares of our Common Stock, par value $0.001 per share, issuable under the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (the “Plan”). Each share of Common Stock includes an associated preferred stock purchase right under our shareholder rights plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

We are not filing or including in this Registration Statement the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Registration of Additional Securities

The Company has previously registered 6,750,000 shares of Common Stock, issuable under the Plan by a registration statement on Form S-8 filed with the Commission on May 11, 2006, Registration No. 333-134014 (the “Prior Registration Statement”). Under this Registration Statement, the Company is registering an additional 7,000,000 shares of Common Stock issuable under the Plan. The contents of the Prior Registration Statement are incorporated by reference herein to the extent not modified or superseded hereby or by any subsequently filed document that is incorporated by reference herein or therein.

Item 5. Interests of Named Experts and Counsel

Linda V. Tiano, Senior Vice President, General Counsel and Secretary of the Company, has issued an opinion regarding the validity of the shares of Common Stock offered hereby. Ms. Tiano is party to an employment agreement and certain other agreements with the Company relating to her employment with the Company. As of September 25, 2009, Ms. Tiano held vested and unvested options to purchase 50,000 shares of Common Stock, unvested restricted stock units to acquire 45,000 shares of Common Stock, and unvested performance share units to acquire 55,000 shares of Common Stock.

Item 8. Exhibits

See Index to Exhibits on page 6.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodland Hills, State of California, on this 25th day of September, 2009.

HEALTH NET, INC.

By:	/s/ Jay M. Gellert
Jay M. Gellert
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby authorizes and appoints Jay M. Gellert, Joseph C. Capezza and Linda V. Tiano as attorneys-in-fact and agents, each acting alone, with full powers of substitution to sign on his behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission, granting to those attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated as of September 25, 2009.

Signature	Title

/s/ Jay M. Gellert Jay M. Gellert	President, Chief Executive Officer (Principal Executive Officer) and Director

/s/ Joseph C. Capezza Joseph C. Capezza	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Bret Morris Bret Morris	Corporate Controller and Principal Accounting Officer

/s/ Roger F. Greaves Roger F. Greaves	Chairman of the Board of Directors

/s/ Theodore F. Craver, Jr. Theodore F. Craver, Jr.	Director

/s/ Vicki B. Escarra Vicki B. Escarra	Director

/s/ Thomas T. Farley Thomas T. Farley	Director

/s/ Gale S. Fitzgerald Gale S. Fitzgerald	Director

/s/ Patrick Foley Patrick Foley	Director

/s/ Bruce G. Willison Bruce G. Willison	Director

/s/ Frederick C. Yeager Frederick C. Yeager	Director

INDEX TO EXHIBITS

EXHIBIT

4.1	Sixth Amended and Restated Certificate of Incorporation of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2006 (File No. 1-12718)).
4.2	Ninth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 (File No. 1-12718)).
4.3	Amendment Number One to the Ninth Amended and Restated Bylaws of Health Net, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated March 4, 2005 and filed with the Commission on March 7, 2005 (File No. 1-12718)).
4.4	Rights Agreement dated as of July 27, 2006, by and between Heath Net, Inc. and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on July 28, 2006 (File No. 1-12718)).
4.5	Specimen Common Stock certificate (incorporated by reference to Exhibit 8 to the Company’s Registration Statement on Form 8-A/A filed with the Commission on July 26, 2004 (File No. 1-12718)).
5.1+	Opinion of Linda V. Tiano.
23.1+	Consent of Deloitte & Touche LLP.
23.2+	Consent of Linda V. Tiano (included in Exhibit 5.1).
24+	Powers of attorney (included on the signature pages to this registration statement).
99.1	Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (incorporated by reference to Appendices B and C to the Company’s Definitive Proxy Statement filed on April 8, 2009).
99.2	Amendment No. 1 to the Health Net, Inc. 2006 Long-Term Incentive Plan, as amended (incorporated by reference to Exhibit 10.38 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (File No. 1-12718)).

+	Filed herewith